BlackRock Credit Strategies Income Fund
 (the "Fund")

77D(g)

On April 12, 2016, the Board of Trustees (the "Board") of BlackRock Funds II approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "BlackRock Credit Strategies Income Fund" and certain changes to the Fund's investment strategies. The Board also approved the appointment of BlackRock International Limited and BlackRock (Singapore) Limited as the sub-advisers of the Fund, pursuant to separate subadvisory agreements with BlackRock Advisors, LLC with respect to the Fund. In addition, Fund management determined to make certain changes to the Fund's portfolio management team and the benchmark indices against which the Fund compares its performance. The Board also approved a reduction in the existing contractual expense caps for Investor A, Investor C and Institutional Shares. All of these changes became effective on July 1, 2016.
Effective on July 1, 2016, the following changes were made to the Fund's Summary Prospectus and Prospectus, as applicable:
Change in the Fund's Name
The BlackRock Secured Credit Portfolio was renamed BlackRock Credit Strategies Income Fund.
Change in the Fund's Investment Strategies and Risks
The section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Principal Investment Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Secured Credit Portfolio - Principal Investment Strategies of the Fund" were deleted in their entirety and replaced with the following:
Principal Investment Strategies of the Fund
The Fund normally invests its assets in a portfolio of fixed income securities. The Fund may invest without limit in fixed income securities across several investment sectors, including, but not limited to: fixed income securities rated below investment grade, investment grade corporate bonds, fixed income securities issued by governmental entities (including supranational entities), their agencies and instrumentalities, mezzanine investments, collateralized loan obligations, bank loans, mortgage-related and asset-backed securities and other fixed and floating or variable rate obligations. The Fund may invest in such fixed income securities of issuers located in the United States and non-U.S. countries, including emerging market countries. The Fund is not required to invest in each investment sector at all times, and its investment in each investment sector may vary over time.
The Fund may invest in instruments of any credit quality without limitation, including instruments rated below investment grade, which are commonly referred to as "junk bonds." The Fund may invest in fixed income securities of any duration or maturity. The Fund may also invest in companies whose financial condition is uncertain, where the borrower has defaulted in the payment of interest or principal or in the performance of its covenants or agreements, or that may be involved in bankruptcy proceedings, reorganizations or financial restructurings.
The Fund may use a variety of portfolio strategies to hedge its portfolio against interest rate and currency risk, or to seek to enhance its return. These strategies include the use of derivatives, such as options on portfolio positions or currencies, financial and currency futures and options on these futures, forward foreign currency transactions, indexed and inverse securities (which are securities that provide a potential return based on a particular index of value or interest rates), interest rate swaps, credit default swaps and total return swaps. Derivatives are financial instruments whose value is derived from another security or an index.
The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.
The section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Principal Risks of Investing in the Fund" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Secured Credit Portfolio - Principal Risks of Investing in the Fund" were amended to add the following risks:



Sovereign Debt Risk - Sovereign debt instruments are subject to the risk that a governmental entity may delay or refuse to pay interest or repay principal on its sovereign debt, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of the governmental entity's debt position in relation to the economy or the failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies.




Supranational Entities Risk - The Fund may invest in obligations issued or guaranteed by the International Bank for Reconstruction and Development (the "World Bank"). The government members, or "stockholders," usually make initial capital contributions to the World Bank and in many cases are committed to make additional capital contributions if the World Bank is unable to repay its borrowings. There is no guarantee that one or more stockholders of the World Bank will continue to make any necessary additional capital contributions. If such contributions are not made, the entity may be unable to pay interest or repay principal on its debt securities, and the Fund may lose money on such investments.
The section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Principal Risks of Investing in the Fund" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Secured Credit Portfolio - Principal Risks of Investing in the Fund" were amended to delete the following risks: "Convertible Securities Risk," "Equity Securities Risk," "Investments in Other Mutual Funds Risk" and "Preferred Securities Risk."
The section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Investment Process" was deleted in its entirety and replaced with the following:
Investment Process
The Fund has the flexibility to invest across all credit sub-sectors globally.
Fund management evaluates portfolio risk in light of the available investment opportunities and prevailing risks in the fixed income market with the goal of delivering attractive risk-adjusted returns. In selecting fixed income and other securities for the Fund, BlackRock Advisors, LLC ("BlackRock") will seek to identify issuers and industries that BlackRock believes are likely to experience stable or improving financial conditions. BlackRock will consider relative values among issuers based on anticipated cash flow, interest or dividend coverage, asset coverage and earnings prospects. Using these tools, BlackRock will seek to add consistent value and control performance volatility consistent with the Fund's investment objectives and policies. BlackRock believes this strategy should enhance the Fund's ability to achieve its investment objective. BlackRock's analysis continues on an ongoing basis for any fixed income and other securities in which the Fund has invested. Although BlackRock uses due care in making such analysis, there can be no assurance that such analysis will disclose factors that may impair the value of the fixed income securities.
The section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Principal Investment Strategies" was deleted in its entirety and replaced with the following:
Principal Investment Strategies
The Fund normally invests its assets in a portfolio of fixed income securities. The Fund may invest without limit in fixed income securities across several investment sectors set out below. The Fund is not required to invest in each investment sector at all times, and its investment in each investment sector may vary over time.
The Fund may invest in instruments of any credit quality without limitation, including instruments rated below investment grade, which are commonly referred to as "junk bonds." Junk bonds are debt instruments rated lower than investment grade (below the fourth highest rating category of the major rating agencies) or determined by the management team to be of similar quality and generally pay more interest than higher rated instruments. The higher yield is an incentive to investors who otherwise may be hesitant to purchase the debt of such a low-rated issuer. Investment grade instruments are instruments rated in the four highest categories by at least one of the major rating agencies or determined by the management team to be of similar quality. Generally, the higher the rating of a bond, the higher the likelihood that interest and principal payments will be made on time.
The Fund may invest in fixed income securities of any duration or maturity. Maturity is the time at which the full principal amount of a debt security is scheduled to be repaid. Duration is a mathematical calculation of the average life of a bond (or bonds in a bond fund) that serves as a useful measure of its price risk. Each year of duration represents an expected 1% change in the net asset value of a bond fund for every 1% immediate change in interest rates. For example, if a bond fund has an average duration of four years, its net asset value will fall about 4% when interest rates rise by one percentage point. Conversely, the bond fund's net asset value will rise about 4% when interest rates fall by one percentage point. Duration, which measures price sensitivity to interest rate changes, is not necessarily equal to average maturity.
The investment sectors in which the Fund may invest include, but are not limited to: fixed income securities rated below investment grade, investment grade corporate bonds, fixed income securities issued by governmental entities (including supranational entities), their agencies and instrumentalities, mezzanine investments, collateralized loan obligations ("CLOs"), bank loans, mortgage-related and asset-backed securities and other fixed and floating or variable rate obligations. The Fund may invest in such fixed income securities of issuers located in the United States and non-U.S. countries, including emerging market countries. Mezzanine investments are subordinated debt securities that receive payments of interest and principal after other more senior security holders are paid. They are generally issued in private placements in connection with an equity security. CLOs are securities backed primarily by a diversified pool of bank loans. Bank loans are fixed and floating rate loans arranged through private negotiations between a company or a non-U.S. government and one or more financial institutions. The Fund considers such investments to be debt or fixed income securities. Mortgage-backed securities are asset-backed securities based on a particular type of asset, a mortgage. There is a wide variety of mortgage-backed securities involving commercial or residential, fixed rate or adjustable rate mortgages and mortgages issued by banks or government agencies. Asset-backed securities are bonds that are backed by a pool of assets, usually loans such as installment sale contracts or credit card receivables.
The Fund may also invest in companies whose financial condition is uncertain, where the borrower has defaulted in the payment of interest or principal or in the performance of its covenants or agreements, or that may be involved in bankruptcy proceedings, reorganizations or financial restructurings.
The Fund may use a variety of portfolio strategies to hedge its portfolio against interest rate and currency risk, or to seek to enhance its return. These strategies include the use of derivatives, such as options on portfolio positions or currencies, financial and currency futures and options on these futures, forward foreign currency transactions, indexed and inverse securities (which are securities that provide a potential return based on a particular index of value or interest rates), interest rate swaps, credit default swaps and total return swaps. Derivatives are financial instruments whose value is derived from another security or an index. A swap is an agreement whereby one party exchanges its right to receive or its obligation to pay one type of interest or currency for another party's obligation to pay or its right to receive another type of interest or currency in the future or for a period of time. A credit default swap is a type of swap whereby one party would pay a counterparty a periodic stream of payments over the term of the contract provided that no event of default on a specific bond has occurred and in return, upon any event of default on such bond, the first party would receive from the counterparty a payment equal to the par (or other agreed-upon) value of such bond.
The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.
The section of the Prospectus entitled "How the Fund Invests - Other Strategies" was amended to add the following other strategy:



Equity Securities - The Fund may invest in equity securities, including common stock, preferred stock and convertible securities. The Fund may acquire and hold common stock either directly or indirectly. Indirect acquisitions include unit offerings with fixed-income securities or in connection with an amendment, waiver, or a conversion or exchange of fixed-income securities, or in connection with the bankruptcy or workout of a distressed fixed-income security, or upon the exercise of a right or warrant obtained in connection with the Fund's investment in a fixed-income security. Direct investments in common stock will be limited to 10% of the Fund's assets.
The section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Investment Risks - Principal Risks of Investing in the Fund" was amended to add the following principal risks:



Sovereign Debt Risk - Sovereign debt instruments are subject to the risk that a governmental entity may delay or refuse to pay interest or repay principal on its sovereign debt, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of the governmental entity's debt position in relation to the economy or the failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debt that a government does not pay nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected.




Supranational Entities Risk - The Fund may invest in obligations issued or guaranteed by the International Bank for Reconstruction and Development (the "World Bank"). The government members, or "stockholders," usually make initial capital contributions to the World Bank and in many cases are committed to make additional capital contributions if the World Bank is unable to repay its borrowings. There is no guarantee that one or more stockholders of the World Bank will continue to make any necessary additional capital contributions. If such contributions are not made, the entity may be unable to pay interest or repay principal on its debt securities, and the Fund may lose money on such investments.
In the section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Investment Risks - Principal Risks of Investing in the Fund," the principal risk "Derivatives Risk" was supplemented as follows:
Risks Specific to Certain Derivatives Used by the Fund
Swaps - Swap agreements are two-party contracts entered into for periods ranging from a few weeks to more than one year. In a standard "swap" transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which can be adjusted for an interest factor. Swap agreements involve the risk that the party with whom the Fund has entered into the swap will default on its obligation to pay the Fund and the risk that the Fund will not be able to meet its obligations to pay the other party to the agreement.
Credit Default Swaps - Credit default swaps may have as reference obligations one or more securities that are not currently held by the Fund. The protection "buyer" may be obligated to pay the protection "seller" an up-front payment or a periodic stream of payments over the term of the contract, provided generally that no credit event on a reference obligation has occurred. Credit default swaps involve special risks in addition to those mentioned above because they are difficult to value, are highly susceptible to liquidity and credit risk, and generally pay a return to the party that has paid the premium only in the event of an actual default by the issuer of the underlying obligation (as opposed to a credit downgrade or other indication of financial difficulty).
Forward Foreign Currency Exchange Contracts - Forward foreign currency exchange transactions are OTC contracts to purchase or sell a specified amount of a specified currency or multinational currency unit at a price and future date set at the time of the contract. Forward foreign currency exchange contracts do not eliminate fluctuations in the value of non-U.S. securities but rather allow the Fund to establish a fixed rate of exchange for a future point in time. This strategy can have the effect of reducing returns and minimizing opportunities for gain.
Indexed and Inverse Securities - Indexed and inverse securities provide a potential return based on a particular index of value or interest rates. The Fund's return on these securities will be subject to risk with respect to the value of the particular index. These securities are subject to leverage risk and correlation risk. Certain indexed and inverse securities have greater sensitivity to changes in interest rates or index levels than other securities, and the Fund's investment in such instruments may decline significantly in value if interest rates or index levels move in a way Fund management does not anticipate.
Futures - Futures are standardized, exchange-traded contracts that obligate a purchaser to take delivery, and a seller to make delivery, of a specific amount of an asset at a specified future date at a specified price. The primary risks associated with the use of futures contracts and options are (a) the imperfect correlation between the change in market value of the instruments held by the Fund and the price of the futures contract or option; (b) the possible lack of a liquid secondary market for a futures contract and the resulting inability to close a futures contract when desired; (c) losses caused by unanticipated market movements, which are potentially unlimited;
(d) the investment advisor's inability to predict correctly the direction of securities prices, interest rates, currency exchange rates and other economic factors; and (e) the possibility that the counterparty will default in the performance of its obligations.
Options - An option is an agreement that, for a premium payment or fee, gives the option holder (the purchaser) the right but not the obligation to buy (a "call option") or sell (a "put option") the underlying asset (or settle for cash in an amount based on an underlying asset, rate, or index) at a specified price (the "exercise price") during a period of time or on a specified date. Investments in options are considered speculative. When the Fund purchases an option, it may lose the premium paid for it if the price of the underlying security or other assets decreased or remained the same (in the case of a call option) or increased or remained the same (in the case of a put option). If a put or call option purchased by the Fund were permitted to expire without being sold or exercised, its premium would represent a loss to the Fund. To the extent that the Fund writes or sells an option, if the decline or increase in the underlying asset is significantly below or above the exercise price of the written option, the Fund could experience a substantial loss.
The following risks under the section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Principal Investment Risks" are other risks of the Fund and were moved to the section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Investment Risks": "Convertible Securities Risk," "Equity Securities Risk" and "Preferred Securities Risk."
The section of the Prospectus entitled "Details About the Fund - How the Fund Invests - Principal Investment Risks" was amended to delete the following risk: "Investments in Other Mutual Funds Risk."
Change in the Fund's Performance Information and Benchmarks
The first paragraph under the section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Performance Information" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Secured Credit Portfolio - Performance Information" was deleted in its entirety and replaced with the following:
The information shows you how the Fund's performance has varied year by year and provides some indication of the risks of investing in the Fund. The Fund's total returns between July 2, 2012 and July 1, 2016 as reflected in the bar chart and the table are the returns of the Fund that followed different investment strategies under the name "BlackRock Secured Credit Portfolio." The Fund's total returns prior to July 2, 2012 as reflected in the bar chart and the table are the returns of the Fund that followed different investment objectives and investment strategies under the name "BlackRock Multi-Sector Bond Portfolio." The table compares the Fund's performance to that of the S&P/LSTA Leveraged Loan Index, the Barclays Global High Yield Index, the Barclays CMBS Index, the JPMorgan Corporate Emerging Markets Bond Index Broad Diversified (CEMBI Broad Diversified), a customized performance benchmark comprised of the returns of the Barclays Global High Yield Index (25%), S&P/LSTA Leveraged Loan Index (25%), Barclays CMBS Index (25%) and JPMorgan Corporate Emerging Markets Bond Index Broad Diversified (CEMBI Broad Diversified) (25%) (the "Customized Reference Benchmark"), and a customized performance benchmark that is a market-value-weighted blend of the S&P/LSTA leveraged Loan Index and the Secured Bond component of the Barclays High Yield Index. Effective as of July 1, 2016, the Barclays Global High Yield Index, the Barclays CMBS Index and the JPMorgan Corporate Emerging Markets Bond Index Broad Diversified (CEMBI Broad Diversified) were added as performance benchmarks against which the Fund measures its performance. In addition, the Customized Reference Benchmark replaced the market-value-weighted blend of the S&P/LSTA Leveraged Loan Index and the Secured Bond component of the Barclays High Yield Index as the Fund's customized performance benchmark. Fund management believes that the Barclays Global High Yield Index, the Barclays CMBS Index, the JPMorgan Corporate Emerging Markets Bond Index Broad Diversified (CEMBI Broad Diversified), together with the S&P/LSTA Leveraged Loan Index and the Customized Reference Benchmark are more relevant to the Fund's new investment strategies. To the extent that dividends and distributions have been paid by the Fund, the performance information for the Fund in the chart and table assumes reinvestment of the dividends and distributions. As with all such investments, past performance (before and after taxes) is not an indication of future results. Sales charges are not reflected in the bar chart. If they were, returns would be less than those shown. However, the table includes all applicable fees and sales charges. If the Fund's investment manager and its affiliates had not waived or reimbursed certain Fund expenses during these periods, the Fund's returns would have been lower. Updated information on the Fund's performance, including its current net asset value, can be obtained by visiting http://www.blackrock.com/funds or can be obtained by phone at (800) 882-0052.
Change in the Management of the Fund
The section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Investment Manager" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Secured Credit Portfolio - Investment Manager" were amended to add the following:
The Fund's sub-advisers are BlackRock International Limited and BlackRock (Singapore) Limited. Where applicable, the use of the term BlackRock also refers to the Fund's sub-advisers.
The section of the Prospectus entitled "Management of the Fund - BlackRock" was supplemented as follows:
BlackRock International Limited and BlackRock (Singapore) Limited, the sub-advisers to the Fund (the "Sub-Advisers"), are registered investment advisers organized in 1995 and 2000, respectively.
BlackRock has entered into sub-advisory agreements with the Sub-Advisers, affiliates of BlackRock. Under the sub-advisory agreements, BlackRock pays the Sub-Advisers for services they provide a fee equal to a percentage of the management fee paid to BlackRock under the Management Agreement. The Sub-Advisers are responsible for the day-to-day management of the Fund's portfolio.
A discussion of the basis for the Board's approval of the sub-advisory agreements between BlackRock and each of the Sub-Advisers will be included in the Fund's annual shareholder report for the period ending September 30, 2016.
Change in the Fund's Portfolio Management Team
The section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Portfolio Managers" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Secured Credit Portfolio - Portfolio Managers" were deleted in their entirety and replaced with the following:

Portfolio Managers

INFORMATION DISPLAYED IN FOLLOWING ORDER:
Name
Portfolio Manager of the Fund Since
Title


Mitchell Garfin, CFA
2012
Managing Director of BlackRock, Inc.

James Keenan, CFA
2016
Managing Director of BlackRock, Inc.

Jeff Cucunato
2016
Managing Director of BlackRock, Inc.

Jose Aguilar
2016
Managing Director of BlackRock, Inc.

Artur Piasecki
2016
Director of BlackRock, Inc.

The section of the Prospectus entitled "Details About the Fund - How the Fund Invests - About the Portfolio Management of the Fund" was deleted in its entirety and replaced with the following:
ABOUT THE PORTFOLIO MANAGEMENT OF THE FUND
The Fund is managed by a team of financial professionals. Mitchell Garfin, CFA, James Keenan, CFA, Jeff Cucunato, Jose Aguilar and Artur Piasecki are the portfolio managers and are jointly and primarily responsible for the day-to-day management of the Fund. Please see "Management of the Fund - Portfolio Manager Information" for additional information about the portfolio management team.




The section of the Prospectus entitled "Management of the Fund - Portfolio Manager Information" was deleted in its entirety and replaced with the following:
Portfolio Manager Information
Information regarding the portfolio managers of the Fund is set forth below. Further information regarding the portfolio managers, including other accounts managed, compensation, ownership of Fund shares, and possible conflicts of interest, is available in the Fund's SAI.
The Fund is managed by a team of financial professionals. Mitchell Garfin, CFA, James Keenan, CFA, Jeff Cucunato, Jose Aguilar and Artur Piasecki are jointly and primarily responsible for the day-to-day management of the Fund.

INFORMATION DISPLAYED IN FOLLOWING ORDER:

Portfolio Manager
Primary Role
Since
Title and Recent Biography


Mitchell Garfin, CFA
Responsible for the day-to-day management of
the Fund's portfolio, including setting the
Fund's overall investment strategy and
overseeing the management of the Fund.
2012
Managing Director of BlackRock, Inc.
since 2009; Director of BlackRock,
Inc. from 2005 to 2008.



James Keenan, CFA
Responsible for the day-to-day management of
the Fund's portfolio, including setting the
Fund's overall investment strategy and
overseeing the management of the Fund.
2016
Managing Director of BlackRock, Inc.
since 2008 and Head of the Leveraged
Finance Portfolio Team; Director of
BlackRock, Inc. from 2006 to 2007.




Jeff Cucunato
Responsible for the day-to-day management of
the Fund's portfolio, including setting the
Fund's overall investment strategy and
overseeing the management of the Fund.
2016
Managing Director of BlackRock, Inc.
since 2005.



Jose Aguilar
Responsible for the day-to-day management of
the Fund's portfolio, including setting the
Fund's overall investment strategy and
overseeing the management of the Fund.
2016
Managing Director of BlackRock, Inc.
since 2016; Director of  BlackRock,
Inc. from 2013 to 2016; Vice President
of BlackRock, Inc. from 2011 to 2013;
Associate of BlackRock, Inc. from 2009
to 2011; Associate of R3 Capital
Partners from 2008 to 2009.



Artur Piasecki
Responsible for the day-to-day management of
the Fund's portfolio, including setting the
Fund's overall investment strategy and
overseeing the management of the Fund.
2016
Director of BlackRock, Inc. since
2010; Vice President of BlackRock,
Inc. from 2007 to 2009; Vice President
of JP Morgan from 2006 to 2007;
Associate of JP Morgan from 2002 to 2006.





Change to the Fund's Contractual Expense Caps
The section of the Summary Prospectus entitled "Key Facts About BlackRock Secured Credit Portfolio - Fees and Expenses of the Fund" and the section of the Prospectus entitled "Fund Overview
- Key Facts About BlackRock Secured Credit Portfolio - Fees and Expenses of the Fund" were deleted in their entirety and replaced with the following:
Fees and Expenses of the Fund
This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the fund complex advised by BlackRock Advisors, LLC ("BlackRock") and its affiliates. More information about these and other discounts is available from your financial professional or your selected securities dealer, broker, investment adviser, service provider or industry professional (including BlackRock, The PNC Financial Services Group, Inc. ("PNC") and their respective affiliates) (each a "Financial Intermediary") and in the "Details About the Share Classes" section on page 26 of the Fund's prospectus and in the "Purchase of Shares" section on page II-70 of Part II of the Fund's Statement of Additional Information.


SHAREHOLDER FEES
(FEES PAID DIRECTLY FROM YOUR INVESTMENT)

INVESTOR A SHARES   INVESTOR C SHARES   INSTITUTIONAL SHARES


Maximum Sales Charge (Load) Imposed on Purchases
(as percentage of offering price)

2.50%                  None                 None




Maximum Deferred Sales Charge (Load)
(as percentage of offering price or redemption proceeds, whichever is lower)

None1                  1.00%2                None


ANNUAL FUND OPERATING EXPENSES
(EXPENSES THAT YOU PAY EACH YEAR AS A
PERCENTAGE OF THE VALUE OF YOUR INVESTMENT)

INVESTOR A SHARES    INVESTOR C SHARES     INSTITUTIONAL SHARES


Management Fee
  0.50%                     0.50%                   0.50%
Distribution (12b-1) and/or Service fees
  0.25%                    1.00%                    None
Other Expenses
  0.35%                    0.33%                    0.30%
Acquired Fund Fees and Expenses3
  0.01%                    0.01%                    0.01%
Total Annual Fund Operating Expenses3
  1.11%                    1.84%                    0.81%
Fee Waivers and/or Expense Reimbursements4
(0.22)%                   (0.20)%                  (0.17)%
Total Annual Fund Operating Expenses After
Fee Waivers and/or Expense Reimbursements4
  0.89%                    1.64%                    0.64%


1
A contingent deferred sales charge ("CDSC") of 0.75% is assessed on certain redemptions of Investor A shares made within 18 months after purchase where no initial sales charge was paid at time of purchase as part of an investment of $500,000 or more.


2
There is no CDSC on Investor C Shares after one year.


3
The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to average net assets given in the Fund's most recent annual report which does not include the Acquired Fund Fees and Expenses.


4
As described in the "Management of the Fund" section of the Fund's prospectus beginning on page 40, BlackRock has contractually agreed to waive and/or reimburse fees or expenses in order to limit Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements (excluding Dividend Expense, Interest Expense, Acquired Fund Fees and Expenses and certain other Fund expenses) to 0.88% (for Investor A Shares), 1.63% (for Investor C Shares) and 0.63% (for Institutional Shares) of average daily net assets through January 31, 2018. The Fund may have to repay some of these waivers and/or reimbursements to BlackRock in the two years following such waivers and/or reimbursements. The contractual agreement may be terminated upon 90 days' notice by a majority of the non-interested trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

Example:
This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                          1 Year    3 Years    5 Years   10 Years
 Investor A Shares         $339      $573       $826      $1,549
 Investor C Shares         $267      $559       $977      $2,142
 Institutional Shares     $  65      $242       $433      $  986

You would pay the following expenses if you did not redeem your shares:



                       1 Year   3 Years   5 Years   10 Years
 Investor C Shares      $167     $559      $977      $2,142

Portfolio Turnover:
The Fund pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund's performance. During the most recent fiscal year, the Fund's portfolio turnover rate was 65% of the average value of its portfolio.
The table disclosing contractual caps in the section of the Prospectus entitled "Management of the Fund - BlackRock" was deleted and replaced with the following:

                         Contractual Cap1 on Total Annual
                         Fund Operating Expenses2 (excluding
                         Dividend Expense, Interest Expense,
                          Acquired Fund Fees and Expenses
                          and certain other Fund expenses)
Investor A                 0.88%
Investor C                 1.63%
Institutional              0.63%


1
The contractual caps are in effect through January 31, 2018. The contractual agreement may be terminated upon 90 days' notice by a majority of the non-interested trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.


2
As a percentage of average daily net assets.